\\njplazf11\pi-mf-admin\techsupp\techsupp\nsar\first
financial\9_98\nsar-77c.1198.doc

For the semi-annual period ended 8/30/98
File number 811-4605


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

An  Annual  Meeting of Shareholders was held on  August  27,
1998. At such meeting the shareholders approved the selection of auditors and the election of a director. Pursuant to Instruction 2 to this Sub-Item, information as to these matters has not been included in this Attachment.